FORM OF AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This amendment, dated as of March 26, 1999, amends the Rights Agreement dated as of June 21, 1989 (the "Rights Agreement") between MGI Properties (the "Trust") and BankBoston, N.A. (formerly, The First National Bank of Boston), as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                               W I T N E S S E T H

         WHEREAS, on June 21, 1989, the Board of Trustees of the Trust authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one preferred share purchase right (a "Right," collectively, the "Rights"); and

         WHEREAS, the Board of Trustees of the Trust authorized and declared a dividend distribution of one Right for every Common Share of the Trust outstanding on July 5, 1989 and authorized the issuance of one Right (subject to certain adjustments) for each Common Share of the Trust issued between the Dividend Record Date and the Distribution Date; and

         WHEREAS, on June 21, 1989, the Trust and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

         WHEREAS,   pursuant  to  Section  27  of  the  Rights  Agreement,   the
Disinterested Trustees now unanimously desire to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) is amended by adding the following at the end thereof:

                  "Notwithstanding the foregoing, Warren Buffett, together with all Affiliates of such Person, shall not be deemed an Acquiring Person for any purpose of this Agreement, provided, that such Person together with his Affiliates does not become the Beneficial Owner of 15% or more of the outstanding Common Shares of the Trust."

         2. Except as expressly herein set forth, the remaining provisions of the Rights Agreement shall remain in full force and effect.

         3. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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         IN  WITNESS  WHEREOF,  this  Amendment  No.  1 has  been  signed  to be effective as of the close of business on this 26th day of March, 1999 by authorized representatives of each of the Trustee and the Rights Agent.


                                             MGI PROPERTIES


                                             By:________________________________


                                             BANKBOSTON, N.A.


                                             By:________________________________


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